CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of:
(i)	our reports dated October 23, 2012, relating to the financial statements and financial highlights which appear in the August 31, 2012 annual reports to shareholders of Invesco American Franchise Fund (formerly known as Invesco Van Kampen American Franchise Fund), Invesco Pennsylvania Tax Free Income Fund (formerly Invesco Van Kampen Pennsylvania Tax Free Income Fund), Invesco California Tax-Free Income Fund, Invesco Growth and Income Fund (formerly known as Invesco Van Kampen Growth and Income Fund), Invesco Small Cap Discovery Fund (formerly known as Invesco Van Kampen Small Cap Growth Fund), Invesco U.S. Quantitative Core Fund (formerly known as Invesco Structured Core Fund), Invesco Equally-Weighted S&P 500 Fund, Invesco S&P 500 Index Fund, Invesco Global Real Estate Income Fund (formerly known as Invesco Select Real Estate Income Fund) and Invesco Core Plus Bond Fund,

(ii)	our report dated October 24, 2012 relating to the financial statements and financial highlights which appears in the August 31, 2012 Annual Report to Shareholders of Invesco Floating Rate Fund, and

(iii)	our report dated October 26,2012 relating to the financial statements and financial highlights which appears in the August 31, 2012 Annual Report to Shareholders of Invesco Equity and Income Fund (formerly known as Invesco Van Kampen Equity and Income Fund), the twelve funds constituting AIM Counselor Series Trust (Invesco Counselor Series Trust), which annual reports are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Financial Highlights” and “Other Service Providers” in such Registration Statement.
/s/ PricewaterhouseCoopers LLP
Houston, Texas
December 17, 2012